[LETTERHEAD OF MAYNARD COOPER & GALE]


                                 EXHIBIT 5

                             October 16, 1997


United Security Bancshares, Inc.
131 West Front Street
P. O. Box 249
Thomasville, Alabama  36784


Dear Sirs:

     We are counsel to United Security Bancshares, Inc., an Alabama corporation (the "Company") in connection with the registration on Form S-8 under the Securities Act of 1933 (the "Act") of 60,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company, to be issued in accordance with the terms of the Company's Long Term Incentive Compensation Plan (the "Plan"). We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In our opinion, when the Registration Statement on Form S-8 relating to the Shares (the "Registration Statement") has become effective under the Act, and the Shares have been duly issued as contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States and the Alabama Business Corporation Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,

                              Maynard, Cooper & Gale, P.C.


                              By:/s/ J. Michael Savage